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                                                                    EXHIBIT 21.1

                            DEVON ENERGY CORPORATION

                            Significant Subsidiaries


1.       Devon Energy Corporation (Oklahoma), an Oklahoma corporation;

2.       Devon Energy Production Company, L.P., an Oklahoma limited partnership;

3.       Devon SFS Operating, Inc., a Delaware corporation;

4.       Northstar Energy Corporation, an Alberta corporation;

5.       Northstar Energy Partnership, an Alberta general partnership; and

6.       Devon NewCo Corporation, a Delaware corporation.